Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES ENTRY INTO

NEW FIVE-YEAR CREDIT FACILITY

EL SEGUNDO, Calif., February 25, 2021 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, announced today that it has entered into a new loan agreement with Bank of America, N. A., as administrative agent and lender (the “Loan Agreement”).

The Loan Agreement has a five-year term which matures in February 2026 and provides for a secured revolving credit facility with aggregate committed availability of up to $150 million. The Company may request additional increases in aggregate availability, which the lender has the option to provide, up to $200 million. Loans under the new credit facility will bear interest based on LIBO rates or a specified base rate (generally Bank of America’s prime rate), plus a margin that is determined based on the remaining availability under the credit line. The margin on LIBO rate loans ranges from 1.375% to 1.50% and the margin on base rate loans ranges from 0.375% to 0.50%, subject to interest rate floors of zero. The commitment fee assessed on the unused portion of the credit facility is 0.20% per annum.

Barry Emerson, the Company’s Chief Financial Officer, stated, “We are pleased to put a new credit facility in place on such favorable terms. We believe this facility underscores the strength of our financial condition, as we remain debt-free with a cash balance of $64.7 million as of the end of fiscal 2020. We appreciate the support of Bank of America, as this multi-year facility is expected to help provide the financial flexibility to support our business through the current dynamic retail environment and over the long-term.”

The Loan Agreement replaces the Company’s prior financing arrangement. The Company will be filing with the Securities and Exchange Commission a Current Report on Form 8-K, which will include additional details about the Loan Agreement.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 430 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended January 3, 2021. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19 on our business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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